Exhibit 10.5

December 17, 2020

Josh Fox

75 Pleasant Ave

Upper Saddle River, NJ 07458

Dear Josh,

On behalf of Samsara Vision, Inc. (the “Company”), 1 am pleased to offer you the position of Chief Financial Officer of the Company on the terms set forth herein. This letter will become the binding agreement (the “Agreement”) between you and the Company with respect to the matters set forth herein effective upon the date of your signature shown at the end of this letter (the “Effective Date”), provided you have returned such signed and hand-dated copy of this letter to the Company promptly after such signature by email to the undersigned no later than December 29, 2020.

1.         Employment.

a.            Start Date. January 1, 2021.

b.            Position and Reporting. From and after the Start Date, you will, subject to the terms of this Agreement, become an employee of the Company, on its payroll, and will serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company.

c.            Location. Subject to any rules, regulations or executive order promulgated by applicable local or federal governments related to COVID-19, you will work from home or the Company’s principal offices, subject to business travel for the Company from time to time.

d.            At-Will Nature of Employment. Your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason, except as explicitly set forth in this Agreement. This policy of at-will employment is the entire agreement by the Company with you as to the duration of your employment and may only be modified by an express written agreement signed by the Chief Executive Officer and you.

e.            Termination. Notwithstanding that your employment with the Company is at-will, the following definitions will apply for purposes of this Agreement with respect to any termination by the Company of your employment for Cause:

i.            “Cause” means (A) your material or repeated failure to perform one or more of your duties and responsibilities to the Company; (B) your material violation of any Company policy; (C) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com

(D) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (E) your willful breach of any of your obligations under any written agreement or covenant with the Company and your obligations under the Company’s Invention and Non-Disclosure Agreement; provided, that before terminating you for Cause under subclauses (A) or (B) of this Section 1(f)(i), the Board of Directors of the Company (the “Board”) shall give you written notice of your having been found to have committed an act or have failed to act as set forth in such subclause(s), specifying in reasonable detail the nature of such act or failure to act, and a thirty (30) day period after the date of such notice from the Board in which to cure such act or failure to act as applicable; and provided, further, that if the Board determines in good faith that you have not cured such act or failure to act within such 30-day cure period, then your employment will be deemed terminated for Cause at the end of such 30-day period, without further action by the Board.

ii.            “Disability” means the Board determines, based upon appropriate medical evidence, that you have become incapacitated so as to render you incapable of performing your usual and customary duties, with or without a reasonable accommodation, for a period in excess of 180 days or if you are found to be disabled within the meaning of the Company’s long-term disability insurance coverage then in effect (or would be so found if you applied for the coverage or benefits).

f.             Compliance. During your employment with the Company, you will comply with all policies of the Company as in effect from time to time and all applicable laws.

g.            Indemnification; D&Q Insurance. During your service with the Company as an employee, you will be entitled to indemnification as is provided under applicable law, the Articles of Incorporation and the Bylaws of the Company as in effect from time to time, or by written agreement, as is provided by the Company to other officers of the Company at the level of Vice President and above. During such time as the Company has Director and Officer (D&O) insurance in place, you will be covered as to your position as Chief Financial Officer, to the extent that other executive officers (Vice President and above) are covered.

h.            Further Effect of Termination. If your employment with the Company is terminated for any reason, including by your voluntary resignation, you will, if so requested by the Company, promptly execute and deliver to the Company your written resignation, which resignation in each case will be effective upon the effective date of such termination, from all positions and offices you hold with the Company, if any, of the Company, on which you are then so serving, unless the Company has requested in writing to you that you remain on such Board(s) and you are willing to do so.

2.         Compensation; Severance Benefits

a.            Base Salary. You will be paid a salary of $25,000 per month, which is equivalent to $300,000 on an annualized basis, subject to applicable taxes and withholdings. Your salary will be payable pursuant to the Company’s regular payroll policy. Your salary will be subject to annual review on a date to be determined, provided you are employed at such date. The annual review of your salary may not necessarily result in an increase. Any increase to your salary will be determined at the sole discretion of the Chief Executive Officer and approved by the Board.

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com

b.            Incentive Bonus. During your employment with the Company, you will be eligible to earn an incentive bonus of 30% to 40% of your base salary for each relevant calendar year (the “Target Bonus). The amount of the incentive Target Bonus for each calendar year will be based on the achievement of Company and individual performance objectives for the relevant time period to which the bonus relates, which objectives the Board, or by the Compensation Committee of the Board if so delegated by the Board, shall determine in consultation with you, but with underachievement and overachievement determined by the Board in good faith in its sole discretion. The objectives will be communicated to you in writing no later than 3 months after the effective date of this Agreement and in future years not later than March 31 of the relevant year to which such objectives will apply. You may, within 15 days after the date such objectives are delivered to you in writing, further respond to the Board or Compensation Committee in writing with any comments or questions which you may have with respect to such objectives. The good faith determination of the Board or Compensation Committee of such performance objectives, the extent to which you have earned a Target Bonus and the amount of the Target Bonus for any given calendar year, will be final and binding. Any Target Bonus earned will be paid no later than March 15 of the calendar year following the year in which such Target Bonus was earned. Not later than March 31 of each calendar year, provided you are then still employed by the Company, a member of the Board or Compensation Committee will review with you the Board’s or Committee’s determination and assessment of the extent to which the Company and you have met the applicable performance objectives set for the immediately preceding calendar year and determination of the amount of the Target Bonus which it determined you have earned.

c.            Severance Benefits. Without in any way limiting the at-will nature of your employment with the Company, if your employment is terminated by the Company without Cause, and subject to the conditions below, the Company will thereafter provide you with the following severance benefits:

i.            Severance pay in an amount equal to six (6) months of your then-current regular monthly base salary (the “Severance Pay”). For the purpose of clarity, any bonuses paid shall not be included in the calculation of any such severance amounts.

As a condition to the Company’s obligation to pay any of the severance benefits above, you must have (i) complied and continue to comply with all your obligations (including the return of any Company property) to the Company in connection with and following such termination, and (ii) executed and delivered to the Company a Separation and Release of Claims Agreement (the “Release Agreement”) in such form as is provided to you by the Company and it becomes effective within 30 days after your date of termination (or 60 days after your date of termination if your employment ended in connection with a group layoff), or such earlier date as the Release Agreement shall provide. The Severance Pay will begin on the first regular payroll after the Release Agreement becomes effective, subject to any delays required by Section 2(e)(ii) below; provided, that if the last day of the 30-day period or 60-day period, as applicable, for an effective release falls in the calendar year after your date of termination, the severance benefits will begin no earlier than January 1 of such subsequent calendar year.

Upon your execution of the Release Agreement and the expiration of any rescission period provided in such Release Agreement, the Company shall pay you 50% of the Severance Pay in one single lump sum. Thereafter, the Company shall pay you the remaining 50% of the Severance Pay over six (6) months in accordance with the Company’s regular payroll practices in effect.

ii.            To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the End Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA laws.

For the avoidance of doubt, the end of your employment by reason of death or Disability shall not constitute a termination by the Company without “Cause” for any purposes under this Agreement, including your eligibility for the severance benefits set forth in this Section 2(c).

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com

d.            Milestone Bonus: Provided that you are still employed as the Chief Financial Officer of the Company upon the achievement of the following milestone, you will be entitled to a single lump- sum cash bonus of $100,000 to be paid by the Company within twenty-one (21) business days of the Company’s receipt of $5M in sales proceeds in any country within any calendar year.

e.            Taxes and Withholdings:

i.            General. All payments made pursuant to this Agreement will be subject to applicable taxes and withholdings. You will be responsible for all individual tax matters which are personal to you and which are related to this Agreement and to the purchase by you of shares of, or related to stock options or other stock awards granted to you by, the Company.

ii.            Application of Internal Revenue Code Section 409A. This Agreement is intended to comply with Section 409A of the United States Internal Revenue Code, or an exemption thereunder and will be construed and administered in accordance with Section 409A, as amended. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A. Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of your employment which are subject to 409A (“409A Payments”) shall be delayed for six months following such termination of employment if you are a “specified employee” (as defined under Section 209A) on the date of termination of employment. Any 409A Payment due within such six-month period shall be delayed to the end of such six-month period. Payment with respect to reimbursement of business expenses will be made in the ordinary course in accordance with the Company’s procedures and, in any case, on or before the last day of the calendar year following the year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

3.         Other Employee Benefits; Reimbursement of Expenses.

a.            Paid Time Off. You will be paid, at your regular salary rate, for up to 22 days of paid time off taken by you during each calendar year during the term hereof, prorated for the remainder of this calendar year and the calendar year in which your employment ends and accruing ratably with each month of employment. Unused paid time off will accrue in each calendar year per company policy then in effect after which time, you will not accrue any further paid time off until you take time off and your accrual balance falls below such maximum.

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com

b.            Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, and vision insurance and 401(k) retirement plan, subject to any eligibility and co-payment requirements imposed by such plans, and as such plans are in effect from time to time. The Company may change or terminate any benefit plan or program, and the terms and conditions applicable to such plans or programs, at any time, with or without notice.

c.            Reimbursement of Expenses. The Company will reimburse you for all commercially reasonable documented out-of-pocket expenses incurred by you in connection with the Company’s business, including all travel and lodging expenses, upon submission by you to the Company of invoices thereof in commercially reasonable detail in accordance with the Company’s then-current policy with respect thereto. Any payments or expenses provided in this Section 3(c) will be paid in accordance with Section 2(e) (ii) above.

4.            Equity.

a.            Initial Stock Option Grant. In connection with the commencement of your employment, the Chief Executive Office of the Company will recommend to the Board, as soon as practicable after the Start Date, that the Board grant you a stock option under the Company’s 2015 Stock Incentive Plan (the “Plan”), to purchase a total of up to 1% of the then outstanding shares of the Company’s Common Stock, calculated on a fully-diluted basis (the “Option Shares”). The exercise price per share for the Option Shares will be equal to the value per share of the Company’s Common Stock, as determined by the Board as of the date of the grant. Twenty-five percent of (25%) of the Option Shares shall be vested and exercisable on the first anniversary of your Starting Date (“the “Vesting Commencement Date”, thereafter 1/36th of the remaining Option Shares shall vest and become exercisable each month thereafter on the monthly anniversary of the Vesting Commencement Date until all Option Shares are fully vested. Vesting will, of course, depend on your continued employment with the Company. The Option Shares shall be exercisable for three (3) years from the termination date of your employment; provided, however, if you are terminated for Cause by the Board in good faith, your vested Option Shares shall only be exercisable for 90 calendar days after the date of your termination.

b.            Additional Stock Option Grant. After the successful completion of your first year of service in the Company and satisfactory performance of your duties as Chief Financial Officer, the Company shall grant you a stock option under the Plan purchase a total of up to an additional 0.5% of the then outstanding shares of the Company’s Common Stock, calculated on a fully-diluted basis, subject to the recommendation of the Chief Executive Officer and appropriate approval of the Board. After the successful completion of your second year of service in the Company and satisfactory performance of your duties as Chief Financial Officer, the Company shall grant you a stock option under the Plan purchase a total of up to an additional 0.25% of the then outstanding shares of the Company’s Common Stock, calculated on a fully-diluted basis, subject to the recommendation of the Chief Executive Officer and appropriate approval of the Board. Shares granted under the additional stock option grants pursuant to this Section 4(b) (each an “Additional Stock Option Grant”) shall be referred to as the “Additional Option Shares” and the Additional Option Shares shall be exercisable for three (3) years from the termination date of your employment; provided, however, if you are terminated for Cause by the Board in good faith, your vested Option Shares shall only be exercisable for 90 calendar days after the date of your termination. Each of the Additional Stock Option Grants shall vest monthly over a four (4) year period, so that l/48th of the shares underlying each Additional Stock Option Grant shall vest and become exercisable on the monthly anniversary of the grant date of such Additional Stock Option Grant.

c.            Acceleration of Vesting. If the Company is subject to a Change in Control (as defined below) in which the Option Shares is assumed or substituted by the successor corporation, and if your employment is terminated by the Company or its successor entity without Cause or you resign for Good Reason at the time of such Change in Control or within twelve (12) months following consummation of such Change in Control, then the vesting of 100% of the unvested shares shall accelerate (i.e, any repurchase right applicable to the shares purchasable upon exercise of such option will lapse) and the Option Shares will become fully vested and exercisable.

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com

For purposes of this Agreement “Change in Control” will mean: (i) a merger or consolidation in which the Company is not the surviving corporation or entity (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the awards granted under the Plan are assumed, converted or replaced by the successor or acquiring corporation); (ii) a merger in which the Company is the surviving corporation or other entity but after which the stockholders of the Company immediately prior to such merger (other than any entity shareholder which merges with the Company in such merger, or which owns or controls another corporation or other entity which merges, with the Company in such merger) cease to own their shares or other equity interests in the Company; or (iii) the sale of all or substantially all of the assets of the Company.

d.            Nature of Option Shares. The Option Shares will be granted under the Plan as an incentive stock option to the extent lawfully permissible, with any balance that is not lawfully permitted to be granted as an incentive stock option to be granted as a non-qualified stock option, unless you specify in writing to the Company, to the attention of the Chairman of the Board, prior to the grant of such option, that you wish some or all of such option to be granted as a nonqualified stock option in which case such request will be honored.

e.            Right of First Refusal; Lock-Up Agreement. Shares purchased upon exercise of the Option Shares also will be subject to any right of refusal which is binding upon other outstanding shares of Common Stock of the Company as in effect at the time of such exercise. Upon the request of the Company, you will execute and deliver such customary lock-up agreement(s) with respect to any such shares, and with respect to any other shares of the Company which you may then hold, in connection with any public offering by the Company of its securities.

5.            Other Employment Conditions.

a.            Invention and Non-Disclosure Agreement. Your acceptance of this offer and commencement and continuation of employment with the Company is contingent upon your execution and delivery to Richard Powers, Executive Vice President of the Company, which delivery may be made by email powers@samsaravision.com, of the Company’s Invention and Non-Disclosure Agreement, a copy of which is attached to this Agreement as Attachment A.

b.            Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment.

6.            No Conflicting Obligations.   You represent to the Company that your acceptance of employment with the Company pursuant to the terms of this Agreement, and your performance of your duties hereunder in such employment will not breach any other agreement to which you are a party and that you have not entered into, and will not during the term of your employment with the Company enter into, any oral or written agreement in conflict with any of the provisions of this Agreement or the Company’s policies. You will not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. You also, during the term of your employment by the Company, will comply with any obligations applicable to you to refrain from soliciting any person employed by or otherwise associated with any former employer.

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com

7.            General.   This Agreement, together with the Invention and Non-Disclosure Agreement and any stock option or stock purchase agreements between you and the Company, as relevant, set forth our entire agreement and understanding regarding the terms of your employment with Company and supersede any prior negotiations, representations or agreements, whether written or oral, between us with respect to such subject matter. This Agreement may not be modified or amended except by a written agreement, signed by you and by the Chairman of the Board, or by any two members of the Board if there is then no serving Chairman of the Board, will be governed by the laws of the State of California, without regard to its body of law controlling conflict of laws, and may be executed in counterparts, each of which will be an original and both of which together will constitute the same instrument. This Agreement will be binding upon and inure to the benefit of our respective successors and assigns (provided that you cannot assign this Agreement or any of your rights and obligations under this Agreement without the prior written consent of the Company), and your heirs, administrators and executors. For purposes of counting of time under this Agreement, the day upon which the event occurs which initiates such relevant time period will not be counted, and the day immediately next thereafter will be counted as the first day of the relevant period. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, including by Federal Express or similar overnight courier service or if sent by email without failure of transmission. Notices and other communications under this Agreement may not be delivered by mail or facsimile. Notices to you will be addressed to you at your home address, or as to email, your email address, that the Company has on file for you at the time such notice is given. Notices by you to the Company other than by email will be addressed to its corporate headquarters, to the attention of the Chairman of the Board, or if by email to Richard Powers, Executive Vice President of the Company at powers@samsaravision.com or his replacement.

We are all delighted to be able to extend you this offer and look forward to working with you.

Sincerely,

/s/ Richard Powers
Richard Powers
Executive Vice President

Agreed and Accepted:

/s/ Josh Fox
Josh Fox

Date: 12/23, 2020

Attachment A: Invention and Non-Disclosure Agreement

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com

Attachment A

Invention and Non-Disclosure Agreement

EMPLOYEE INVENTION ASSIGNMENT

AND CONFIDENTIALITY AGREEMENT

In consideration of my employment with SAMSARA VISION, INC., a Delaware corporation (the “Company”), I, Josh Fox, hereby represent to, and agree with the Company, effective as of January 1, 2021, which is the first day of my employment by the Company, as follows:

1.            Company Business. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of my employment with the Company, I may be expected to make new contributions to and create works of value for the Company.

2.            Disclosure of Works. From and after the date I first became employed with the Company, I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets (collectively “Works”), whether or not patentable, copyrightable or protectible under trademark or domain name law or as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, so that the Company can determine whether or not such Works are the property of the Company under applicable law.

3.            Work for Hire; Assignment of Works. I acknowledge that copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author thereof. I agree that all Works that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company or (c) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby assigned by me to the Company.

4.            Labor Code 2870 Notice. I have been notified and understand that the provisions of this Agreement do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE WILL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER WILL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE WORKS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUALLY OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com

5.            Assignment of Other Rights. I hereby irrevocably transfer and assign to the Company: (a) all worldwide patents, patent applications, copyrights, trademarks, domain names, mask works, trade secrets and other intellectual property rights in any Work; and (b) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Work only (i) to the extent that any such Moral Rights exist under applicable law with respect to the relevant Work, and (ii) to the extent that such assignment and waiver as to such Moral Rights is permitted under applicable law. I also hereby forever, to the extent permitted by law, waive and agree never to assert any and all Moral Rights I may have in or with respect to any Work, even after termination of my services on behalf of the Company. “Moral Rights” mean any rights to claim authorship or to restrain or object to any modification of any work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

6.            Assistance. I will assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, trademarks, domain names, mask work rights, trade secrets and other legal protections for the Company’s Works in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, trademarks, domain names, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary or any other officer of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7.            Proprietary Information; Confidentiality. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (“Proprietary Information”). Such Proprietary Information includes but is not limited to Works, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer lists. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust, and I will not use or disclose any of such Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com

8.            No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to the Company.

9.            Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

10.          Non-Solicitation. During, and for a period of one (1) year after termination of, my employment with the Company, I will not solicit or take away suppliers, customers, employees or consultants of the Company for my own benefit or for the benefit of any other party.

11.          Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

12.          Governing Law. This Agreement will be governed and interpreted in accordance with the internal laws of the State of California, excluding that body of law governing conflicts of law.

13.          No Duty To Employ. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

SAMSARA VISION INC.:		EMPLOYEE:

By:	/s/ Richard Powers
Name: Richard Powers		(Signature)
Title: EVP& CFO		Printed Name: Josh Fox
Date signed:		Date signed:

27 US HWY 202 Suite 8/9, Far Hills, NJ 07931	SAMSARA VISION	samsaravision.com